EXHIBIT 99.3
SILIQUENT TECHNOLOGIES INC.
2001 OMNIBUS STOCK OPTION
AND RESTRICTED STOCK INCENTIVE PLAN
As adopted on April 25, 2002
as amended on January 6, 2003
as amended on March 13, 2003
as amended on May 30, 2003
as amended on September 2, 2004
as amended on December 16, 2004
as amended on May 10, 2005
1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.
      Purpose. The purpose of the Siliquent Technologies Inc. 2001 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Plan”) is to afford an incentive to employees, directors and consultants of Siliquent Technologies Inc., a Delaware corporation, or any successor (the “Company”), or any Subsidiary or Parent of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, directors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.
      Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including without limitation (i) as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (ii) “Nonqualified Stock Options” as defined below; (iii) options pursuant to a Special Ruling 102 (as defined below) and/or other similar arrangement pursuant and subject to the provisions of Section 102 (“Section 102” and such options, “102 Stock Options”) of the Israeli Income Tax Ordinance (New Version) 1961, as amended (the “Ordinance”) and any regulations, rules, orders or procedures promulgated thereunder ( the “102 Arrangement”); (iv) pursuant to Section 3(9) of the Ordinance (“ 3(9) Stock Options”) (all 102 Stock Options, 3(9) Stock Options, Incentive Stock Options and Non-Qualified Stock Options, as well as options issued under other tax regimes collectively, the “Options”); (v) shares of restricted stock (“Restricted Stock”) under the Plan; and (vi) other stock-based Awards pursuant to Section 12 hereof. Apart from issuance under the relevant tax regimes in the United States of America and the State of Israel, the Plan contemplates issuances to Grantees (as defined below) in other jurisdictions with respect to which the Committee (as defined below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.
      The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.
      Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), grants of Awards may be made pursuant to this plan which do not qualify for exemption under Rule 701 promulgated under the Securities Act (“Rule 701”) or Section 25102(o) of the California Corporations Code (“Section 25102(o)”). Any requirement of this Plan which is required in law only because of Section 25102(o) need not apply if the Committee so provides. The Company will be under no obligation to register the shares of Stock with the U.S. Securities and Exchange

Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
      Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Option or Share granted to a Grantee, the provisions of such law or regulation shall prevail over those of the Plan and the Committee (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions.
2. DEFINITIONS.
      As used in this Plan, the following words and phrases shall have the meanings indicated:
      2.1 “Award” shall mean any share of stock, Option, share of Restricted Stock or any other Stock-based award, granted to a Grantee under the Plan.
      2.2 “Board” shall mean the Board of Directors of the Company.
      2.3 “Committee” shall mean a committee established by the Board to administer the Plan.
      2.4 “Companies Law” shall mean the Israel Companies Law-1999, as amended.
      2.5 “DGCL” shall mean the Delaware General Corporation Law, as amended.
      2.6 “Disability” shall mean the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee.
      2.7 “Exercise Period” shall mean the period in which the Option shall be exercisable.
      2.8 “Exercise Price” shall mean the exercise price for each Share of Stock covered by an Option.
      2.9 “Fair Market Value” per share as of a particular date shall mean (i) the closing sales price per Share on the securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange; or (ii) if the Stock is listed on the Nasdaq National Market, the last reported price per Share on the Nasdaq National Market on the last preceding date on which there was a sale of such Stock on the Nasdaq National Market; or (iii) if the Stock is then traded in an over-the-counter market, the average of the closing bid and asked prices for the Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market; or (iv) if the Stock is not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine, which determination shall be conclusive and binding on all parties.
      2.10 “Grantee” shall mean a person who receives a grant of Options, Restricted Stock or shares of Stock under the Plan, who at the time of grant is an employee, director or consultant of the Company, Parent or Subsidiary; provided that if the Company , Parent or Subsidiary is relying on Rule 701 and/or Section 25102(o) with respect to the issuance of such Awards to a consultant then such consultant renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

      2.11 “Initial Public Offering” shall mean the effective date of the first sale of Stock to the general public pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan)..
      2.12 “Nonqualified Stock Option” shall mean any Option granted to a U.S. resident, which Option is not designated as, or does not meet the conditions for an Incentive Stock Option.
      2.13 “Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
      2.14 “Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.
      2.15 “Special Ruling 102” — A special ruling from the Israeli Tax Authority concerning term which are similar to the terms of Section 102 of the Ordinance.
      2.16 “Stock” shall mean the Common Stock of the Company, par value of $0.000001.
      2.17 “Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
      2.18 “Ten Percent Shareholder” shall mean a Grantee who directly or by attribution, at the time an Incentive Stock Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.
      2.19 “Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options, Restricted Stock and/or Shares, if so appointed.
3. ADMINISTRATION.
      To the extent permitted under law, the Plan shall be administered by the Committee. However, in the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. Furthermore, in the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any of the above events, all references herein to the Committee shall be construed as references to the Board.
      The Committee shall have the authority in its discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:
      (i) the authority to grant Options, shares of Stock, Restricted Stock and other Stock based Awards to the Grantees;

      (ii) to determine which Options shall constitute Incentive Stock Options, Nonqualified Stock Options, 102 Stock Options, 3(9) Stock Options or otherwise;
      (iii) to determine the Exercise Price of the Stock covered by each Option;
      (iv) to determine the persons to whom, and the time or times at which Awards shall be granted;
      (v) to determine the number of shares of Stock to be covered by each Award;
      (vi) to interpret the Plan;
      (vii) to prescribe, amend and rescind rules and regulations relating to the Plan;
      (viii) to determine the terms and provisions of the Option Agreements as defined in Section 6 below (which need not be identical), and to cancel or suspend Awards, as necessary;
      (ix) and to make all other determinations deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan or any Agreement so as to reflect (i) changes in applicable U.S., Israeli or other laws and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.
      The Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan or to set a new exercise price for the same Option lower than that previously provided in the Option.
      All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
      Each member of the Board and the Committee shall be indemnified and held harmless by the Company against any cost or expense (including fees of counsel) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the articles of association of the Company, any agreement, any vote of share or disinterested directors, or otherwise.
4. ELIGIBILITY.
      Options, Restricted Stock and Stock may be granted to employees, directors and consultants of the Company and any Subsidiary or Parent, provided, however, that Incentive Stock Options and 102 Stock Options may be granted only to employees of the Company or a Subsidiary or Parent; provided further that if the Company , Parent or Subsidiary is relying on Rule 701 and/or Section 25102(o) with respect to the issuance of Awards to a consultant then such consultant renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person who has been granted an Option, Restricted Stock or Stock hereunder may be granted additional Options, Restricted Stock or Stock, if the Committee shall so determine. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.
5. SHARES.
      Subject to adjustment as provided in Section 13 hereof, the maximum number of shares of Stock reserved for the grant of Awards under the Plan (including any issuances under the sub-plan attached hereto as Exhibit A) shall be 44,317,963, or such lesser number of shares of Stock as permitted by applicable law. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the DGCL). Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan.
      If any outstanding Award under the Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the shares of Stock allocable to the unexercised, canceled or terminated portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan (including any issuances under the sub-plan attached hereto as Exhibit A).
      Notwithstanding any other provision in this Plan, no term of this Plan relating to Incentive Stock Options will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Grantee, to disqualify any Grantee’s Incentive Stock Options under Section 422 of the Code. In no event shall the total number of shares of Stock issued (counting each reissuance of a share of Stock that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of Incentive Stock Options exceed 440,000,000 shares of Stock (adjusted in proportion to any adjustments under Section 13 hereof) over the term of the Plan.
6. TERMS AND CONDITIONS OF OPTIONS.
      Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director’s service as a member of the Board shall be deemed to be employment with the Company provided, that for the purpose of Incentive Stock Options and 102 Stock Options, a director of the Company or Subsidiary or Parent shall only be entitled to such Options in the event that there exists an employee-employer relationship between such director and the Company or Subsidiary or Parent.
      6.1 NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Stock to which the Option relates.
      6.2 TYPE OF OPTION. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes a Incentive Stock Option, Nonqualified Stock Option, 102 Stock Option, 3(9) Stock Option or otherwise.

      6.3 EXERCISE PRICE. Each Option Agreement shall state the Exercise Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant or such other amount as may be required pursuant to the Code. In the case of a Nonqualified Stock Option granted to any Grantee, the per share exercise price shall not be less than eighty five percent (85%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant. In the case of an Incentive Stock Option granted to any Ten-Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the shares of Stock covered by the Option on the date of grant. In no event shall the Exercise Price of an Option be less than the nominal value of the shares for which such Option is exercisable. Subject to Section 3 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding Nonqualified Stock Option. The Exercise Price shall also be subject to adjustment as provided in Section 13 hereof.
      6.4 MANNER OF EXERCISE. An Option may be exercised, as to any or all shares of Stock as to which the Option has become exercisable, only by delivery to the Company of a written stock option exercise agreement or other notice of exercise (the “Exercise Agreement”) (which need not be the same for each Grantee), specifying: (i) the number of shares of Stock with respect to which the Option is being exercised, (ii) the restrictions imposed on the shares of Stock purchased under such Exercise Agreement, if any, and (iii) such representations and agreements regarding Grantee’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, along with payment of the Exercise Price for such shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each share, at the time of exercise, either in cash or in such other manner as the Committee shall determine.
      6.5 TERM AND VESTING OF OPTIONS. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee, provided that (to the extent permitted under law) the Committee shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Option Agreement, Options shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Shares covered by the Option on the first anniversary of the date on which such Option is granted and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent three-month period over the course of the following three (3) years; provided, however, that (to the extent permitted under law) the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time at which such Option or any portion thereof may be exercised. Subject to earlier termination of the Option as provided herein, to the extent section 25102(o) of the California Corporations Code is intended to apply, each Grantee who is not an officer, director or consultant of the Company or of a Parent or Subsidiary shall have the right to exercise an Option granted hereunder at the rate of no less than twenty percent (20%) per year over five (5) years from the date such Option is granted. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. No Option will have an Exercise Period longer than ten (10) years from the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the date of grant of such Option. After such five (5) year period, all Awards not exercised shall be deemed null and void. The Exercise Period shall be subject to earlier termination as provided in Sections 6.6 and 6.7 hereof.
      6.6 TERMINATION. Except as provided in this Section 6.6 and in Section 6.7 hereof an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director or consultant relationship with the Company or a Subsidiary thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(,) of the Code applies, and unless the Grantee has remained continuously so employed or in the director or consultant relationship since the date of grant of the Option. In the event that the employment or director or consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe, which period may not be less than thirty (30) days); provided, however, that if the Company (or the Subsidiary, when applicable) shall terminate the Grantee’s employment for Cause (as defined below), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is a Subsidiary, the Grantee’s employment shall be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be a Subsidiary. Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Stock Options under applicable law and be deemed Nonqualified Stock Options in the event that the period of vesting and/or exercisability of any option is extended beyond the later of (i) ninety (90) days after the date of cessation of employment or performance of services; or (ii) the applicable period under Section 6.7 below.
      For purposes of this Plan, the term “Cause” shall mean any of the following resulting from an act or omission of Grantee: (a) fraud, embezzlement or felony or similar act; (b) failure to substantially perform duties as an employee or to abide by the general policies of the Company (or a Parent or Subsidiary, when applicable) applicable to all employees (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (c) an act of moral turpitude, or any similar act, to the extent that such act causes injury to the reputation of the Company (or a Parent or Subsidiary, when applicable); (d) any other act or omission which in the reasonable opinion of the Company or a Subsidiary could be financially injurious to the Company or a Subsidiary or injurious to the business reputation of the Company or a Subsidiary; (e) any material breach by the Grantee of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary and the Grantee, or (f) any other grounds for termination for cause under the Grantee’s employment or consulting agreement with the Company, to the extent applicable.
      6.7 DEATH, DISABILITY OR RETIREMENT OF GRANTEE. If a Grantee shall die while employed by, or maintaining a director or consultant relationship with, the Company or a Parent or Subsidiary, or within ninety (90) days after the date of termination of such Grantee’s employment or director or consultant relationship (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or director or consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise vested and exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe, which period shall not be less than 6 months after the death or Disability of the Grantee). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or director or consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred and eighty (180) days after the date of such Retirement (or such different period as the Committee shall prescribe, which period shall not be less than thirty (30) days).
      6.8 VOTING PROXY. The Grantee or the Grantee’s transferee shall execute an irrevocable proxy as directed by the Board, at the Board’s sole discretion. All Awards granted hereunder shall be conditioned upon the execution of such irrevocable proxy. Notwithstanding the foregoing, the provisions of this Section 6.9 or of any irrevocable proxy granted pursuant hereto shall be of no force or effect upon the consummation of the Company’s Initial Public Offering or the consummation of a Merger/Sale (as defined below).
      6.10. OTHER PROVISIONS. The Option Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine.
7. NONQUALIFIED STOCK OPTIONS.
      Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
8. INCENTIVE STOCK OPTIONS.
      Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be granted subject to both the following special terms and conditions and the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation:
      8.1 VALUE OF SHARES. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee. To the extent that the aggregate Fair Market Value of shares of Stock with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Non-Qualified Stock Options. The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any share of Stock to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Non Qualified Stock Option. In the event that the Code or the regulations promulgated thereunder are amended after the date this Plan is effective (as determined in Section 18 hereof) to provide for a different limit on the Fair Market Value of shares of Stock permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

      8.2 TEN PERCENT SHAREHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and (ii) the Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.
9. 102 STOCK OPTIONS.
      Options granted pursuant to this Section 9 are intended to constitute 102 Stock Options and subject to the Special Ruling 102 and\or Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation, shall apply.
      To the extent required by the Special Ruling 102 and/or by the Ordinance or the Income Tax Commissioner of the State of Israel, the 102 Stock Options which shall be granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee and approved by the tax authorities in accordance with the provisions of the Ordinance and the 102 Stock Options and the shares of Stock issued upon the exercise of such Option shall be hold for the benefit of the Grantee for a period of not less than twenty-four (24) months from the date of grant (or such other period of time as may be required by the Ordinance, Special Ruling 102 and/or by other 102 Arrangement).
      Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Grantee or release any Shares issued upon exercise of Options prior to the full payment of the Grantee’s tax liabilities arising from Options which were granted to the Grantee and/or any Shares issued upon exercise of such Options. The Trustee shall not release any Shares of common stock issued upon exercise of Options prior to the full payment of the Grantee’s tax liabilities arising from Options which were granted to him and/or from any Shares of common stock issued upon exercise of such Options.
      From January 1, 2003 and thereafter, any options that are intended to constitute 102 Stock Options shall be granted under Section 23 hereinbelow.
10. 3(9) STOCK OPTIONS.
      Options granted pursuant to this Section 10 are intended to constitute 3(9) Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
      To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 3(9) Stock Options which shall be granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance.
11. RESTRICTED STOCK.
      The Committee may award shares of Restricted Stock to any eligible employee, director or consultant, including under Section 102 of the Ordinance. Each Award of Restricted Stock under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Stock Agreement”), in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

      11.1 NUMBER OF SHARES. Each Restricted Stock Agreement shall state the number of shares of Restricted Stock to be subject to an Award.
      11.2 RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the shares of Restricted Stock as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Stock Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the Restricted Stock issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Stock shall be held for the benefit of the Grantee for a period of not less than twenty-four (24) months from the date of grant (or such other period of time as may be required by the Ordinance).
      11.3 ADJUSTMENT OF PERFORMANCE GOALS. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.
      11.4 FORFEITURE. , The Company may reserve to itself and/or its assignee(s) in the Restricted Stock Agreement a right to repurchase any Unvested Shares (as defined in the Restricted Stock Agreement) held by a Grantee for cash and/or cancellation of purchase money indebtedness owed to the Company by the Grantee, following the termination of the Grantee’s continuous employment or director or consultant relationship with the Company or any Subsidiary or Parent, at any time within the later of ninety (90) days after such termination date and the date the Grantee purchases shares of Stock under the Plan at the Grantee’s original purchase price, provided that to the extent Section 25102(o) of the California Corporations Code is intended to apply, unless the Grantee is an officer, director or consultant of the Company or of a Parent or Subsidiary, such right of repurchase lapses at the rate of no less than twenty percent (20%) per year over five (5) years from the date the Grantee purchases the shares of Stock.
      11.5 OWNERSHIP. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 6.9 and Section 11.2, including the right to receive dividends with respect to such Shares and to vote such Shares.
      11.6 ACCELERATED LAPSE OF RESTRICTIONS. Upon the occurrence of any of the events listed in Sections 13.2 and 13.3 and subject to Section 13.4, all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force and effect. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.
      11.7 PURCHASE PRICE. The purchase price of shares of Restricted Stock will be determined by the Committee and will be at least eighty-five percent (85%) of the Fair Market Value of the shares on the date the Restricted Stock Award is granted or at the time the purchase is consummated, except in the case of a sale to a Ten Percent Shareholder, in which case the purchase price will be one hundred percent (100%) of the Fair Market Value on the date the Restricted Stock Award is granted or at the time the purchase is consummated.
12. OTHER SHARE OR SHARE-BASED AWARDS.
      The Committee may grant other Awards under the Plan pursuant to which shares of Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 11 hereof), cash or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all shares of Stock in respect to which the right was granted exceeds the exercise price thereof. The Committee may and it is hereby deemed to be an Award under the terms of the Plan to grant to Grantees (including employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other Stock based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.
13. EFFECT OF CERTAIN CHANGES.
      13.1 GENERAL. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall, at its sole discretion make appropriate adjustments in one or more of (i) the number of shares of Stock available for Awards, (ii) the number of such shares of Stock covered by outstanding Awards, and (iii) the exercise price per share covered by the Option Awards; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share.
      13.2 MERGER AND SALE OF COMPANY. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all of the shares of capital stock of the Company; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action -
            13.2.1 the Committee in its sole discretion will use its efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Award; and
            13.2.2 in such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option

Award”), then the Committee may, in lieu of such assumption or substitution of the Option Award and in its sole discretion, either (i) provide for the Grantee to have the right to exercise the Option Award as to all of the shares of Stock or any part thereof, including shares of Stock covered by the Option Award which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; or (ii) provide for the cancellation of each outstanding Option Award at the closing of such Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each share of Stock covered by the Option Award as reflected under the terms of the Merger/Sale, minus (b) the Exercise Price of each share of Stock covered by the Option Award.
            13.2.3 Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.
      13.3 ASSUMPTION OF AWARDS BY THE COMPANY. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under this Plan in substitution of such other company’s award or (ii) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
      13.4 RESERVATION OF RIGHTS. Except as expressly provided in this Section 13 the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend (bonus shares) or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or stock of another company; and any issue by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.
14. NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.
      All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Awards maybe exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

15. AGREEMENT BY GRANTEE REGARDING TAXES.
      If the Committee shall so require, as a condition of exercise of an Option, the release of shares of Stock by the Trustee or the expiration of the Restricted Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event.
      ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY OPTIONS, SHARES OF STOCK, OR RESTRICTED STOCK, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES OF STOCK OR RESTRICTED STOCK OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.
      Stock Withholding. When, under applicable tax laws, a Grantee incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Grantee is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Grantee to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the shares of Stock to be issued that minimum number of shares of Stock having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold shares of Stock if such withholding would result in adverse accounting consequences to the Company. All elections by a Grantee to have shares of Stock withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.
16. RIGHTS AS A STOCKHOLDER; VOTING AND DIVIDENDS.
      A Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares, or, in the case of 102 Stock Options or 3(9) Stock Options (if such 3(9) Stock Options are being held by a Trustee), until the date of the issuance of a Stock certificate to the Trustee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such Stock Certificate is issued, except as provided in Section 13.1 hereof. In the event that a Trustee holds Stock issued upon the exercise of 102 Stock Options, any cash dividends paid by the Company on such Stock shall be paid directly to the Grantee and any stock dividends (bonus shares) shall be paid to the Trustee. Subject to Section 6.9 hereof, the Company may restrict or otherwise regulate the voting powers with respect to any shares of Stock held by a Grantee pursuant to this Plan, as long as the Company’s securities are not traded on a securities exchange.
      The Company will provide financial statements to each Grantee annually during the period such Grantee has Awards outstanding, or as otherwise required under Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to Grantees when issuance of Awards is limited to key employees whose services in connection with the Company assure them access to equivalent information.

17. NO RIGHTS TO EMPLOYMENT.
      Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a consultant relationship with, the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a consultant or director relationship with, the Company or any Subsidiary.
18. APPROVAL.
      The Plan shall take effect upon its adoption by the Board (the “Effective Date”) and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law. Without limiting the foregoing, this Plan will be approved by the shareholders of the Company (excluding shares of Stock issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that: (i) no Option may be exercised prior to initial shareholder approval of this Plan; and (ii) no Option granted pursuant to an increase in the number of shares of Stock approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company.
19. PERIOD DURING WHICH AWARDS MAY BE GRANTED.
      Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.
20. AMENDMENT AND TERMINATION OF THE PLAN.
      The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Section 13.1 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.
21. GOVERNING LAW.
      The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware. Certain definitions, which refer to laws other than the laws of the State of Delaware, shall be construed in accordance with such other laws.
22. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23. NEW 102 STOCK OPTIONS.
Notwithstanding any other provision of this Plan, all 102 Stock Options which are to be granted on or after January 1, 2003 (the “New 102 Stock Options”), shall be (a) granted under the provisions of Section 102 of the Ordinance, as revised and enacted to come into effect on January 1, 2003 and any regulations, rules, orders or procedures promulgated thereunder with respect to options granted to employees of the Company or a Subsidiary, and (b) shall be granted pursuant and subject to, the terms and conditions of Exhibit A attached hereto. With respect to each New 102 Stock Option granted on or after January 1, 2003, in case of a conflict between the provisions of this Plan and the provisions of Exhibit A, the provisions of Exhibit A shall prevail.

SILIQUENT TECHNOLOGIES INC.
STOCK OPTION
AND RESTRICTED STOCK INCENTIVE PLAN
FOR ISRAELI EMPLOYEES — 20031
1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.
1.1.	Purpose. The purpose of the Siliquent Technologies Inc. Israeli Stock Option and Restricted Stock Incentive Plan for Israeli Employees — 2003 (the “Israeli 2003 Plan”) is to afford an incentive to employees and directors of Siliquent Technologies Inc., a Delaware corporation, or any successor (the “Company”), or any Subsidiary or Parent of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, or directors, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

1.2.	Types of Awards. The Israeli 2003 Plan is intended to enable the Company to issue Awards under the Israeli tax regime, including without limitation (i) options pursuant and subject to the provisions of Section 102 (“New Section 102” and such options, “New 102 Stock Options”) of the Israeli Income Tax Ordinance (New Version) 1961, as amended (the “Ordinance”), including without limitation the revisions enacted to come into effect on January 1, 2003 and any regulations, rules, orders or procedures promulgated thereunder provided, that all Options granted to employees of the Company or its Subsidiaries in Israel from January 1, 2003 and thereafter shall be issued only under New Section 102 (all New 102 Stock Options collectively, the “Options”); (ii) shares of restricted stock (“Restricted Stock”) under the Israeli 2003 Plan; and (iii) other stock-based Awards pursuant to Section 12 hereof. For the avoidance of doubt, from January 1, 2003 and thereafter, all Options granted to employees in Israel shall be New 102 Options under the rules of Section New 102 which comes into effect on January 1, 2003 and the regulations promulgated thereunder.

The Israeli 2003 Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

Although this Israeli 2003 Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), grants of Awards may be made pursuant to this Israeli 2003 Plan which do not qualify for exemption under Rule 701 promulgated under the Securities Act (“Rule 701”) or Section 25102(o) of the California Corporations Code (“Section 25102(o)”). Any requirement of this Israeli 2003 Plan which is required in law only because of Section 25102(o) need not apply if the Committee so provides. The Company will be under no obligation to register the shares of Stock with the U.S. Securities and Exchange Commission or to effect

[1]	A Sub-Plan Under the Company’s global 2001 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Plan”).

compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

1.3.	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Option or Share granted to a Grantee, the provisions of such law or regulation shall prevail over those of the Israeli 2003 Plan and the Committee (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions.
2.	DEFINITIONS.

As used in this Israeli 2003 Plan, the following words and phrases shall have the meanings indicated:
2.1.	“Award” shall mean any share of stock or Option, share of Restricted Stock or any other Stock-based award, granted to a Grantee under the Israeli 2003 Plan.

2.2.	“Board” shall mean the Board of Directors of the Company.

2.3.	“Committee” shall mean a committee established by the Board to administer the Israeli 2003 Plan.

2.4.	“Companies Law” shall mean the Israel Companies Law-1999, as amended.

2.5.	“DGCL” shall mean the Delaware General Corporation Law, as amended.

2.6.	“Disability” shall mean the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee.

2.7.	“Exercise Period” shall mean the period in which the Option shall be exercisable.

2.8.	“Exercise Price” shall mean the exercise price for each Share of Stock covered by an Option.

2.9.	“Fair Market Value” per share as of a particular date shall mean (i) the closing sales price per share on the securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange; or (ii) if the Stock is listed on the Nasdaq National Market, the last reported price per Share on the Nasdaq National Market on the last preceding date on which there was a sale of such Stock on the Nasdaq National Market; or (iii) if the Stock is then traded in an over-the-counter market, the average of the closing bid and asked prices for the Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market; or (iv) if the Stock is not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine, which determination shall be conclusive and binding on all parties.

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2.10.	“Grantee” shall mean a person who receives a grant of Options, Restricted Stock or shares of Stock under the Israeli 2003 Plan, who at the time of grant is an employee or director of the Company, Parent or Subsidiary.

2.11.	“Initial Public Offering” shall mean the effective date of the first sale of Stock to the general public pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan).

2.12.	“Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.13.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

2.14.	“Stock” shall mean the Common Stock of the Company, par value of $0.000001.

2.15.	“Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.16.	“Ten Percent Shareholder” shall mean a Grantee who directly or by attribution, at the time an Award is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

2.17.	“Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options, Restricted Stock and/or Shares, if so appointed.
3.	ADMINISTRATION.

To the extent permitted under law, the Israeli 2003 Plan shall be administered by the Committee. However, in the event that the Board does not create a committee to administer the Israeli 2003 Plan, the Israeli 2003 Plan shall be administered by the Board in its entirety. Furthermore, in the event that an action necessary for the administration of the Israeli 2003 Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any of the above events, all references herein to the Committee shall be construed as references to the Board.

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The Committee shall have the authority in its discretion to administer the Israeli 2003 Plan and to exercise all the powers and authorities either specifically granted to it under the Israeli 2003 Plan or necessary or advisable in the administration of the Israeli 2003 Plan, including, without limitation:
(i)	the authority to grant Options, shares of Stock, Restricted Stock and other Stock based Awards to the Grantees;

(ii)	to determine which Options shall constitute New 102 Stock Options, or otherwise;

(iii)	To determine which route — the capital gain (“honi”) route or the work income (“pairuti”) route or any other route available under the New Section 102 — shall be adopted for the purposes of the Israeli 2003 Plan under New Section 102 of the Ordinance; and to appoint a Trustee, if the Committee deems it necessary, prudent or advisable;

(iv)	to determine the Exercise Price of the Stock covered by each Option;

(v)	to determine the persons to whom, and the time or times at which Awards shall be granted;

(vi)	to determine the number of shares of Stock to be covered by each Award;

(vii)	to interpret the Israeli 2003 Plan;

(viii)	to prescribe, amend and rescind rules and regulations relating to the Israeli 2003 Plan;

(ix)	to determine the terms and provisions of the Option Agreements as defined in Section 6 below (which need not be identical), and to cancel or suspend Awards, as necessary;

(x)	and to make all other determinations deemed necessary or advisable for the administration of the Israeli 2003 Plan, including to adjust the terms of the Israeli 2003 Plan or any Agreement so as to reflect changes in applicable U.S., Israeli or other laws.
The Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Israeli 2003 Plan or to set a new exercise price for the same Option lower than that previously provided in the Option.
All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Israeli 2003 Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Israeli 2003 Plan or any Award granted hereunder.
Each member of the Board and the Committee shall be indemnified and held harmless by the Company against any cost or expense (including fees of counsel) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the

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approval of the Company) arising out of any act or omission to act in connection with the Israeli 2003 Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the articles of association of the Company, any agreement, any vote of share or disinterested directors, or otherwise.

4.	ELIGIBILITY.

Options, Restricted Stock and Stock may be granted to employees and directors of the Company and any Subsidiary or Parent, provided, however, that New 102 Stock may not be granted to “controlling persons” as such term is defined in the Ordinance. A person who has been granted an Option, Restricted Stock or Stock hereunder may be granted additional Options, Restricted Stock or Stock, if the Committee shall so determine. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Israeli 2003 Plan.

5.	SHARES.

Subject to adjustment as provided in Section 13 hereof, the maximum aggregate number of shares of Stock reserved for the grant of Awards under the Plan and this Israeli 2003 Plan shall be up to 44,317,963, or such lesser number of shares of Stock as permitted by applicable law. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the DGCL). Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Israeli 2003 Plan shall cease to be reserved for the purpose of the Israeli 2003 Plan, but until termination of the Israeli 2003 Plan, the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Israeli 2003 Plan.

If any outstanding Award under the Israeli 2003 Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the shares of Stock allocable to the unexercised, canceled or terminated portion of such Award shall become available for subsequent grants of Awards under the Plan and this Israeli 2003 Plan.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option granted pursuant to the Israeli 2003 Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director’s service as a member of the Board shall be deemed to be employment with the Company provided, that for the purpose of New 102 Stock Options, a director of the Company or Subsidiary or Parent shall only be entitled to such Options in the event that there exists an employee-employer relationship between such director and the Company or Subsidiary or Parent.

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6.1.	NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Stock to which the Option relates.

6.2.	TYPE OF OPTION. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes a New 102 Stock Option or otherwise, and in the event that it constitutes a New 102 Stock Option, the Option Agreement shall also state whether it was granted under the capital gains (“honi”) route, under the work income (“pairoti”) route or whether it was granted without a Trustee.

6.3.	EXERCISE PRICE. Each Option Agreement shall state the Exercise Price. Provided, that if the Company, Parent or Subsidiary is relying on Section 25102(o) with respect to the issuance of such Option, then such Exercise Price shall not be less than 85% of the Fair Market Value of the shares of Stock covered by the Option, or 110% in the case of any Ten Percent Shareholder. The Exercise Price shall also be subject to adjustment as provided in Section 13 hereof.

6.4.	MANNER OF EXERCISE. An Option may be exercised, as to any or all shares of Stock as to which the Option has become exercisable, only by delivery to the Company of a written stock option exercise agreement or other notice of exercise (the “Exercise Agreement”) (which need not be the same for each Grantee), specifying: (i) the number of shares of Stock with respect to which the Option is being exercised, (ii) the restrictions imposed on the shares of Stock purchased under such Exercise Agreement, if any, and (iii) such representations and agreements regarding Grantee’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, along with payment of the Exercise Price for such shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each share, at the time of exercise, either in cash or in such other manner as the Committee shall determine.

6.5.	TERM AND VESTING OF OPTIONS. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee, provided that (to the extent permitted under law) the Committee shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Option Agreement, Options shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Shares covered by the Option on the first anniversary of the date on which such Option is granted and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent three-month period over the course of the following three (3) years; provided, however, that (to the extent permitted under law) the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time at which such Option or any portion thereof may be exercised. Subject to earlier termination of the Option as provided herein, to the extent section 25102(o) of the California Corporations Code is intended to apply, each Grantee who is not an officer, director or consultant of the Company or of a Parent or Subsidiary shall have the right to exercise an Option granted hereunder at the rate of no less than twenty percent (20%) per year over five

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(5) years from the date such Option is granted. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. No Option will have an Exercise Period longer than ten (10) years from the date the Option is granted. The Exercise Period shall be subject to earlier termination as provided in Sections 6.6 and 6.7 hereof.

6.6.	TERMINATION. Except as provided in this Section 6.6 and in Section 6.7 hereof an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director relationship with the Company or a Subsidiary thereof, and unless the Grantee has remained continuously so employed or in the director relationship since the date of grant of the Option. In the event that the employment or director relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe, which period may not be less than thirty (30) days); provided, however, that if the Company (or the Subsidiary, when applicable) shall terminate the Grantee’s employment for Cause (as defined below), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is a Subsidiary, the Grantee’s employment shall be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be a Subsidiary. Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable.

For purposes of this Israeli 2003 Plan, the term “Cause” shall mean any of the following resulting from an act or omission of Grantee: (a) fraud, embezzlement or felony or similar act; (b) failure to substantially perform duties as an employee or to abide by the general policies of the Company (or a Parent or Subsidiary, when applicable) applicable to all employees (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (c) an act of moral turpitude, or any similar act, to the extent that such act causes injury to the reputation of the Company (or a Parent or Subsidiary, when applicable); (d) any other act or omission which in the reasonable opinion of the Company or a Subsidiary could be financially injurious to the Company or a Subsidiary or injurious to the business reputation of the Company or a Subsidiary; (e) any material breach by the Grantee of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary and the Grantee, or (f) any other grounds for termination for cause under the Grantee’s employment agreement with the Company, to the extent applicable.

6.7.	DEATH, DISABILITY OR RETIREMENT OF GRANTEE. If a Grantee shall die while employed by, or maintaining a director relationship with, the Company or a Parent or Subsidiary, or within ninety (90) days after the date of termination of such Grantee’s employment or director relationship (or

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within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or director relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise vested and exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe, which period shall not be less than 6 months after the death or Disability of the Grantee). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or director relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred and eighty (180) days after the date of such Retirement (or such different period as the Committee shall prescribe, which period shall not be less than thirty (30) days).

6.8.	VOTING PROXY. The Grantee or the Grantee’s transferee shall execute an irrevocable proxy as directed by the Board, at the Board’s sole discretion. All Awards granted hereunder shall be conditioned upon the execution of such irrevocable proxy. Notwithstanding the foregoing, the provisions of this Section 6.9 or of any irrevocable proxy granted pursuant hereto shall be of no force or effect upon the consummation of the Company’s Initial Public Offering or the consummation of a Merger/Sale (as defined below).

6.9.	OTHER PROVISIONS. The Option Agreements evidencing Awards under the Israeli 2003 Plan shall contain such other terms and conditions not inconsistent with the Israeli 2003 Plan as the Committee may determine.
7.	RESERVED.

8.	RESERVED.

9.	NEW 102 STOCK OPTIONS.

Options granted pursuant to this Section 9 are intended to constitute New 102 Stock Options and subject to New Section 102 of the Ordinance which comes into effect as of January 1, 2003, and the rules and regulations promulgated thereunder, as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Israeli 2003 Plan, except for said provisions of the Israeli 2003 Plan applying to Options under a different tax law or regulation, shall apply.

To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the New 102 Stock Options which shall be granted pursuant to the Israeli 2003 Plan shall be issued to a Trustee nominated by the Committee and approved by the tax authorities in accordance with the provisions of the Ordinance and the New 102 Stock Options and the shares of Stock issued upon the exercise of such Option shall be held for the benefit of the Grantee for such period of time as may be required by the Ordinance.

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Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Grantee or release any Shares issued upon exercise of Options prior to the full payment of the Grantee’s tax liabilities arising from Options which were granted to the Grantee and/or any Shares issued upon exercise of such Options. The Trustee shall not release any Shares of common stock issued upon exercise of Options prior to the full payment of the Grantee’s tax liabilities arising from Options which were granted to him and/or from any Shares of common stock issued upon exercise of such Options.

10.	RESERVED.

11.	RESTRICTED STOCK.

The Committee may award shares of Restricted Stock to any eligible employee, director or consultant, including under New Section 102 of the Ordinance. Any Restricted Stock under New Section 102 may only be granted to employees. Each Award of Restricted Stock under the Israeli 2003 Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Stock Agreement”), in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:
11.1.	NUMBER OF SHARES. Each Restricted Stock Agreement shall state the number of shares of Restricted Stock to be subject to an Award.

11.2.	RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the shares of Restricted Stock as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Stock Award is made pursuant to New Section 102, they may be held by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the Restricted Stock issued pursuant to New Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Stock shall be held for the benefit of the Grantee for such period of time as may be required by the Ordinance.

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11.3.	ADJUSTMENT OF PERFORMANCE GOALS. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

11.4.	FORFEITURE. The Company may reserve to itself and/or its assignee(s) in the Restricted Stock Agreement a right to repurchase any Unvested Shares (as defined in the Restricted Stock Agreement) held by a Grantee for cash and/or cancellation of purchase money indebtedness owed to the Company by the Grantee, following the termination of the Grantee’s continuous employment or director or consultant relationship with the Company or any Subsidiary or Parent, at any time within the later of ninety (90) days after such termination date and the date the Grantee purchases shares of Stock under the Israeli 2003 Plan at the Grantee’s original purchase price, provided that to the extent Section 25102(o) of the California Corporations Code is intended to apply, unless the Grantee is an officer, director or consultant of the Company or of a Parent or Subsidiary, such right of repurchase lapses at the rate of no less than twenty percent (20%) per year over five (5) years from the date the Grantee purchases the shares of Stock.

11.5.	OWNERSHIP. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 6.9 and Section 11.2, including the right to receive dividends with respect to such Shares and to vote such Shares.

11.6.	ACCELERATED LAPSE OF RESTRICTIONS. Upon the occurrence of any of the events listed in Sections 13.2 and 13.3 and subject to Section 13.4, all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force and effect. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

11.7.	PURCHASE PRICE. The purchase price of shares of Restricted Stock will be determined by the Committee and will be at least eighty-five percent (85%) of the Fair Market Value of the shares on the date the Restricted Stock Award is granted or at the time the purchase is consummated, except in the case of a sale to a Ten Percent Shareholder, in which case the purchase price will be one hundred percent (100%) of the Fair Market Value on the date the Restricted Stock Award is granted or at the time the purchase is consummated.

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12.	OTHER SHARE OR SHARE-BASED AWARDS.

The Committee may grant other Awards under the Israeli 2003 Plan pursuant to which shares of Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 11 hereof), cash or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all shares of Stock in respect to which the right was granted exceeds the exercise price thereof. The Committee may and it is hereby deemed to be an Award under the terms of the Israeli 2003 Plan to grant to Grantees (including employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other Stock based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Israeli 2003 Plan.

13.	EFFECT OF CERTAIN CHANGES.
13.1.	GENERAL. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall, at its sole discretion make appropriate adjustments in one or more of (i) the number of shares of Stock available for Awards, (ii) the number of such shares of Stock covered by outstanding Awards, and (iii) the exercise price per share covered by the Option Awards; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share.

13.2.	MERGER AND SALE OF COMPANY. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all of the shares of capital stock of the Company; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action -
13.2.1.	the Committee in its sole discretion will use its efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Award; and

13.2.2.	in such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option Award”), then the Committee may, in lieu of such assumption or substitution of the Option Award and in its sole discretion, either (i) provide for the Grantee to have the right to exercise the Option Award as to all of the shares of Stock or any part thereof, including shares of Stock

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covered by the Option Award which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; or (ii) provide for the cancellation of each outstanding Option Award at the closing of such Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each share of Stock covered by the Option Award as reflected under the terms of the Merger/Sale, minus (b) the Exercise Price of each share of Stock covered by the Option Award.

13.2.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.
13.3.	ASSUMPTION OF AWARDS BY THE COMPANY. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under this Israeli 2003 Plan in substitution of such other company’s award or (ii) assuming such award as if it had been granted under this Israeli 2003 Plan if the terms of such assumed award could be applied to an Award granted under this Israeli 2003 Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Israeli 2003 Plan if the other company had applied the rules of this Israeli 2003 Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the United States Internal Revenue Code of 1986, as amended). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

13.4.	RESERVATION OF RIGHTS. Except as expressly provided in this Section 13 the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend (bonus shares) or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or stock of another company; and any issue by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Award. The grant of an Award pursuant to the Israeli 2003 Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

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14.	NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.

All Awards granted under the Israeli 2003 Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Awards maybe exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

15.	AGREEMENT BY GRANTEE REGARDING TAXES.

If the Committee shall so require, as a condition of exercise of an Option, the release of shares of Stock by the Trustee or the expiration of the Restricted Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event.

ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY OPTIONS, SHARES OF STOCK, OR RESTRICTED STOCK, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES OF STOCK OR RESTRICTED STOCK OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

Stock Withholding. When, under applicable tax laws, a Grantee incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Grantee is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Grantee to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the shares of Stock to be issued that minimum number of shares of Stock having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold shares of Stock if such withholding would result in adverse accounting consequences to the Company. All elections by a Grantee to have shares of Stock withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

16.	RIGHTS AS A STOCKHOLDER; VOTING AND DIVIDENDS.

A Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares, or, in the case of New 102 Stock Options, until the date of the issuance of a Stock certificate to the Trustee. No adjustment shall

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be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such Stock Certificate is issued, except as provided in Section 13.1 hereof. In the event that a Trustee holds Stock issued upon the exercise of New 102 Stock Options, any cash dividends paid by the Company on such Stock shall be paid directly to the Grantee and any stock dividends (bonus shares) shall be paid to the Trustee. Subject to Section 6.9 hereof, the Company may restrict or otherwise regulate the voting powers with respect to any shares of Stock held by a Grantee pursuant to this Israeli 2003 Plan, as long as the Company’s securities are not traded on a securities exchange.

The Company will provide financial statements to each Grantee annually during the period such Grantee has Awards outstanding, or as otherwise required under Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to Grantees when issuance of Awards is limited to key employees whose services in connection with the Company assure them access to equivalent information.

17.	NO RIGHTS TO EMPLOYMENT.

Nothing in the Israeli 2003 Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Israeli 2003 Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment. Awards granted under the Israeli 2003 Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a director relationship with, the Company or any Subsidiary.

18.	APPROVAL.

The Israeli 2003 Plan shall take effect following its approval by the Board of Directors of the Corporation, no sooner then January 1, 2003 or such later date approved by the Israeli Tax Authorities (the “Effective Date”) and shall terminate on April 25, 2012. Notwithstanding the foregoing, in the event that approval of the Israeli 2003 Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law. Upon the Effective Date and subject to the approval of the Israeli Tax Authorities, the Board may grant Awards pursuant to this Israeli 2003 Plan; provided, however, that: (i) no Option granted under Section 25012(o) may be exercised prior to initial shareholder approval of this Israeli 2003 Plan; and (ii) no Option granted under Section 25012(o) pursuant to an increase in the number of shares of Stock approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company.

19.	PERIOD DURING WHICH AWARDS MAY BE GRANTED.

Awards may be granted pursuant to the Israeli 2003 Plan from time to time until April 25, 2012.

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20.	AMENDMENT AND TERMINATION OF THE ISRAELI 2003 PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Israeli 2003 Plan; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Israeli 2003 Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Section 13.1 hereof, no suspension, termination, modification or amendment of the Israeli 2003 Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

21.	GOVERNING LAW.

The Israeli 2003 Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel. Certain definitions, which refer to laws other than the laws of the State of Israel, shall be construed in accordance with such other laws.

22.	NONEXCLUSIVITY OF THE ISRAELI 2003 PLAN.

Neither the adoption of this Israeli 2003 Plan by the Board, the submission of this Israeli 2003 Plan to the shareholders of the Company for approval (if at all), nor any provision of this Israeli 2003 Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Israeli 2003 Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

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